Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF JUNE 26, 2006

AMONG

LSI INDUSTRIES INC.,

JALBOUT HOLDINGS, INC,

SACO TECHNOLOGIES INC.,

3970957 CANADA, INC.,

4349466 CANADA INC.

AND

FRED JALBOUT AND BASSAM JALBOUT

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Table of Contents

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Table of Contents

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of June 26, 2006 by and among LSI INDUSTRIES INC., an Ohio corporation (“LSI”), JALBOUT HOLDINGS INC., a corporation incorporated under the Canada Business Corporation Act, (“Holdings”), 3970957 CANADA, INC., a corporation incorporated under the Canada Business Corporation Act (“Canco”), SACO TECHNOLOGIES INC., a corporation incorporated under the Canada Business Corporation Act, (“Saco”), 4349466 CANADA INC., a corporation incorporated under the Canada Business Corporation Act, (the “Company”) and FRED JALBOUT and BASSAM JALBOUT (collectively, the “Shareholders”). Holdings, Canco and Saco are collectively referred to herein as the “Sellers”.

RECITALS:

A. The Sellers are in the business of developing, designing, manufacturing and selling large-format video screens and high-performance light engine devices derived from light emitting diode (LED) technology (the “Business”);

B. Immediately prior to the consummation of the transactions contemplated by this Agreement, Saco, a wholly owned subsidiary of Holdings, and its Affiliates transferred substantially all of their assets used or useable in the operation of the Business and certain defined Liabilities to the Company (the “Reorganization”).

C. Saco owns all of the issued and outstanding Capital Stock of the Company, consisting of 19,734,673 Class A common shares (the “Purchased Shares”).

D. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Saco desires to sell to LSI and LSI desires to purchase at the Closing all of the Purchased Shares.

E. The Shareholders are the beneficial owners of each of the Sellers and the Company prior to the Closing Date and will receive substantial benefit as a result of this transaction, and as a result, the Shareholders and the Sellers are willing to guaranty the obligations of Saco and the other entities parties hereto

NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS.

Section 1.1 Provisions Pertaining to Definitions. For all purposes of this Agreement (except where such interpretations would be inconsistent with the context or the subject matter):

(a) Where appropriate, words importing the singular only shall include the plural and vice versa, and all references to dollars shall be United States Dollars; and

(b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(c) Accounting terms not otherwise defined herein shall have the meanings customarily given in accordance with GAAP (as hereinafter defined) and all financial computations or determinations to be made under this Agreement shall, unless otherwise specifically provided herein, be applied in a manner consistent with the Financial Statements.

Section 1.2 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless otherwise expressly provided or unless the context clearly requires otherwise:

“Action” means any charge, demand, notice, hearing, claim, order, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Person.

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (i) to vote 10% or more of the Capital Stock having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (ii) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Without limiting the generality of the foregoing, each of the Sellers and the Shareholders will be deemed to be an Affiliate of the Company for purposes of this Agreement.

“Agreement” means this Stock Purchase Agreement among LSI, the Sellers, the Company and the Shareholders (including all of the Schedules hereto), and all amendments hereto made in accordance with the provisions hereof.

“Business” has the meaning set forth in the first recital to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by applicable Law to be closed in Cincinnati, Ohio or Montreal, Quebec.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) or stock, whether common or preferred in a corporation, limited liability company, unlimited liability company, partnership or other entity.

“Closing” has the meaning specified in Section 2.3.

“Closing Conditions” means the conditions to the Closing specified in Article VII hereof.

“Closing Date” has the meaning specified in Section 2.3.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Company” has the meaning specified in the preamble to this Agreement.

“Conflicting Business” shall mean the business of development, design, manufacture, sale, distribution or leasing of large-format video screens or high-performance light engine devices derived from light emitting diode technology.

“Consolidated” means, with respect to any accounting matter or amount, such matter or amount computed on a consolidated basis for Holdings and Saco in accordance with GAAP.

“Dollars” and “$” means the lawful currency of the United States of America, except where expressly denoted otherwise.

“Employee Benefit Plans” means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counseling, pension, retirement or supplemental retirement benefit plan, arrangement or agreement, including any defined benefit or defined contribution pension plan and any group registered retirement savings plan, and any other similar employee benefit plan, arrangement or agreement, whether oral or written, funded or unfunded, including policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are sponsored or maintained or contributed or required to be contributed to, by the Company for the benefit of any of its personnel, employees, former employees or beneficiaries of any of them, whether or not insured and whether or not subject to any Law, except that the term “Employee Benefit Plans” shall not include any statutory plans with which the Sellers are required to comply, including the Canada and Quebec Pension Plan or plans administered pursuant to applicable federal or provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation.

“Employment Agreement” means the employment agreements between the Company and the Key Employees, in form and substance acceptable to LSI and the Key Employees.

“Environment” means the natural environment (including, without limitation), surface waters, groundwaters, soil, subsurface strata and ambient air and all sewer systems.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Laws or Environmental Permits (hereafter “Claims”), including, without limitation, (a) any and all Claims or judgments by Governmental Authorities for enforcement, cleanup, removal, response, remediation or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means any applicable federal, provincial, municipal or local statute, law, regulation, rule, order, by-law, standard, judgment, consent, Environmental Permit, and any policy, guideline or other directive of any Governmental Authority which, although not actually having the force of law is considered by such Governmental Authority as requiring compliance as if having the force of Law, or other legal requirement or civil responsibility for acts or omissions with respect to the Environment in each case now in effect, pertaining to (i) the protection of health, safety and the Environment, (ii) the conservation, management, or use of natural resources and wildlife, (iii) the management, use, generation, transportation, shipment, treatment, storage, disposal, release, threatened release, removal, remediation, or handling of, or exposure to, Hazardous Substances and (iv) the regulation of storage tanks or otherwise relating to pollution (including any release to air, land, surface water and groundwater).

“Environmental Liabilities” means any and all debts, Liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising under any Environmental Law or Action and those arising under any Environmental Permits.

“Environmental Permits” means all permits, certificates, approvals, registration, identification numbers, licenses and other authorizations issued or required under any applicable Environmental Laws.

“Escrow Agent” has the meaning specified in Section 2.2.

“Escrow Agreement” means an Escrow Agreement in form and substance reasonably acceptable to Saco, LSI and the Escrow Agent executed by Saco and LSI on the Closing Date.

“Escrow Fund” has the meaning specified in the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning specified in Section 3.5.

“GAAP” means generally accepted accounting principles and practices as in effect in Canada from time to time and applied consistently throughout the periods involved.

“Governmental Authority” means any Canadian or United States federal, state, provincial or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means all petroleum and petroleum products and all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, state, territorial or Governmental Authority, or with respect to which such a Governmental Authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including but not limited to, all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, dangerous or toxic, or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity or toxicity under any Environmental Laws.

“Indebtedness” means, with respect to any Person, the following, without duplication, (a) all indebtedness for borrowed money of such Person, whether or not contingent, (b) all obligations of such Person for the deferred purchase price of property or services except trade accounts payable and accrued Liabilities that arise in the ordinary course of business, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends but only to the extent such obligation is payable (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the Control of such Person, such as a redemption required to be made out of future earnings, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (A) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means all raw materials, spare parts and other items of inventory, and similar property owned by the Sellers and related to the Business maintained, held or stored by or for the Sellers as of the Closing Date and any prepaid deposits for any of the same at such date.

“Key Employees” shall mean each of Fred Jalbout, Bassam Dib Jalbout, and Jonathan Labbée.

“Knowledge”, as used in this Agreement, the terms “to the Knowledge” or “to the best Knowledge” of a party, or similar phrases, shall mean to the knowledge of any officer or Key Employee of such party, or, with respect to the Company, any officer or Key Employee of the Predecessors, or such individual, as applicable, in each case after due inquiry.

“Law” means any applicable United States or Canadian federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, executive order, code or other requirement of law, excluding Environmental Laws.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law or Action and those arising under any contract, lease, Operating Permit, agreement, arrangement, commitment or undertaking.

“Lien(s)” means any security interest, pledge, mortgage, lien, hypothec, charge, encumbrance, adverse claim, or preferential arrangement with a creditor.

“LSI” has the meaning set forth in the preamble to this Agreement.

“LSI Common Shares” means common shares, without par value, of LSI.

“LSI SEC Reports” has the meaning set forth in Section 4.6.

“Material Adverse Effect” means any change in, or effect on, the Business, or the prospects of the Business or the Company, that has an adverse effect on the financial condition of the Business or the Company of $100,000 or more or is otherwise materially adverse to the Business, results of operations, financial condition or prospects of the Business or the Company taken as a whole.

“Material Contracts” has the meaning specified in Section 3.11.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement dated June 1, 2004 by and between Saco and LSI.

“Opening Balance Sheet” has the meaning specified in Section 3.5.

“Operating Permits” means all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities, except for Environmental Permits.

“Ordinary Course of Business” means with respect to any action taken by a Person that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as a legal hypothec in favour of an architect, engineer, supplier of materials, workman and contractor or sub-contractor and other similar Liens arising in the Ordinary Course of Business securing obligations that are: (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $10,000 in the aggregate at any time; (c) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, have a Material Adverse Effect on such property; and (d) the Liens set forth on Schedule 1 hereof.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, company or other entity.

“Predecessors” means each of the Sellers and each Affiliate of the Sellers or the Company who (a) own or possess any of the assets used or useable in the Business, or (b) have owned or possessed any of the assets used or useable in the Business.

“Promissory Note” means that certain promissory note in the original principal amount of $25,000,000 issued on the Closing Date by the Company to Saco, in connection with the Reorganization.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchase Price Value” means the aggregate fair market value as of the Closing Date of the Cash Consideration and the Stock Consideration, plus the amount of Repayable Debt as of the Closing.

“Purchased Shares” has the meaning specified in the Recitals to this Agreement.

“Real Property” has the meaning set forth in Section 3.8.

“Receivables” means any and all accounts receivable, notes and other amounts receivable by the Sellers relating to the Business, or the Company, from third parties, including, without limitation, customers, arising before the Closing Date.

“Registration Rights Agreement” means a Registration Rights Agreement in form and substance reasonably acceptable to the parties thereto executed by LSI and Saco on the Closing Date.

“Repayable Debt” means: (a) all Indebtedness of Saco owed to the National Bank of Canada in the aggregate amount of CAN$3,998,990.07 and USD$3,740,831.86 (collectively, the “Bank Debt”), and (b) all Indebtedness of Saco to Affiliates of Saco in the aggregate amount of CAN$409,387.00, all as further described in Schedule 1.2 (collectively, the “Related Party Debt”).

“Reorganization” shall have the meaning set forth in the first recital to this Agreement.

“Reorganization Documents” shall mean that certain Asset Purchase Agreement dated of even date herewith and the other agreements, documents and instruments required to effect the Reorganization.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” has the meaning specified in the preamble to this Agreement.

“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tax” or “Taxes” means (a) all federal, state, provincial, local, foreign and other taxes, or assessments including, without limitation, income, estimated income, business, occupation, franchise, property, sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, excise, goods and services, severance, stamp, and including interest, penalties and additions in connection therewith for which the Company or the Sellers are or may be liable, and (b) any liability for the payment of any amounts of the type described in item (a) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

“Tax Liabilities” means any and all liabilities for Taxes accrued on the books of Saco as of the Closing, except to the extent such Tax liabilities arise out of the Reorganization or the transactions contemplated by this Agreement.

“Tax Receivables” means all prepayments, credits, refunds, causes of action, rights of recovery, rights of set off, and rights of recoupment with respect to the Taxes of Saco, arising as a result of or relating to the ownership or operation of the Business, including without limitations refundable and non-refundable research and development tax credits.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements and the other agreements, documents and instruments entered into among the parties to this Agreement in order to effectuate the transactions contemplated hereby.

“USTs” means underground storage tanks, as such term is defined in the Resource Conservation and Recovery Act, as amended, and the regulations promulgated thereunder or any state equivalent thereof.

ARTICLE II

PURCHASE AND SALE.

Section 2.1 Purchase and Sale of Shares. At the Closing, Saco shall grant, sell, convey, assign, transfer and deliver to LSI, and LSI shall purchase, upon and subject to the terms and conditions of this Agreement, (a) the Purchased Shares and, (b) the Promissory Note, each free and clear of all Liens of any nature whatsoever.

Section 2.2 Purchase Price. At the Closing, in consideration of the purchase by LSI from Saco of the Purchased Shares and the Promissory Note, LSI shall pay to Saco Twenty Three Million One Hundred Seventy One Thousand Nine Hundred Fifty Nine Dollars and Seven Cents (US$23,171,959.07) payable by the wire transfer of immediately available funds on the Closing Date (the “Cash Consideration”). LSI agrees to deliver to The Bank of New York Trust Company, N.A., as escrow agent (the “Escrow Agent”), at the Closing the 1,419,355 LSI Common Shares (the “Stock Consideration,” and collectively with the Cash Consideration, the “Purchase Price”) for deposit into the escrow account. The Stock Consideration will be available to satisfy any amounts owed by Sellers or the Shareholders to LSI under this Agreement in accordance with the terms of the Escrow Agreement.

Section 2.3 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Shares shall take place at the law offices of Stikeman Elliott LLP; 1155 Rene-Levesque Blvd. West; Montreal, QC H3B3V2 shall be effective as of the Closing Date immediately subsequent to the transactions contemplated by the Reorganization Documents. The date of the Closing is sometimes referred to herein as the “Closing Date.” The Closing may also occur on the date of this Agreement by means of electronic data transmission methods including facsimile transmission and PDF e-mail transmission of executed signature pages among the parties, with original executed signature pages to be distributed by overnight courier.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND SELLERS.

Each Seller and each Shareholder, jointly and severally, hereby represents and warrants to LSI as follows:

Section 3.1 Corporate Existence. Each of the Sellers and the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and lawful authority to own its properties and to transact the business in which it is currently engaged. The minute books containing records of meetings of the Sellers and the Company, their respective shareholders and board of directors, share certificates and share transfer registers are true, accurate and complete. Neither the Sellers nor the Company is in default or in violation of any provision of its articles or bylaws.

Section 3.2 Corporate Power; Authorization; Enforceable Obligations. Each Seller, the Shareholders and the Company have the power, authority and legal right to execute, deliver and perform their obligations under this Agreement and the Reorganization Documents. The execution, delivery and performance of this Agreement and the Reorganization Documents by each of the Sellers and the Company have been duly authorized by all necessary corporate and shareholder action. This Agreement and the Reorganization Documents have been, and the other agreements, documents and instruments required to be delivered by the Company, the Sellers or the Company in accordance with the provisions hereof will be, duly executed and delivered on behalf of each such party, and this Agreement and the Reorganization Documents constitute, and such documents when executed and delivered will constitute, the legal, valid and binding obligations of each such party, enforceable against such party in accordance with their respective terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally.

Section 3.3 Capital Stock and Ownership of Shares; Subsidiaries. The total number of shares of Capital Stock, and the classes and par values thereof, which the Sellers and the Company are authorized to issue, the number of such shares which are issued and outstanding and the number of such outstanding shares owned by each shareholders of each entity is set forth in Schedule 3.3 attached hereto. Except as set forth on Schedule 3.3, there are no outstanding subscriptions, options, warrants, preemptive rights, voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability or other rights entitling any third party to acquire from the Sellers or the Company any shares of Capital Stock or other securities of such party. The Capital Stock of each of the Sellers and the Company have been duly and validly issued, are fully paid and non-assessable and are owned by the Person set forth in Schedule 3.3 free and clear of any Liens. The Company does not hold any of its shares of Capital Stock in its treasury. The Company has no Subsidiaries.

Section 3.4 Validity of Contemplated Transactions, Needed Consents, etc. Except as set forth on Schedule 3.4, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with or results in the breach of any term, condition or provision of, or requires the consent of any other Person or accelerates the performance required by, or results in the creation of any Lien upon any of the properties or assets of the Sellers or the Company under (a) any existing law, ordinance, or governmental rule or regulation to which any Seller or the Company is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Sellers or the Company, or (c) the articles or by-laws of the Sellers or the Company or any securities issued by the Sellers or the Company, or any contract or agreement or gives any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Sellers thereunder. No authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Company, the Sellers or Shareholders.

Section 3.5 Financial Information. The Sellers have delivered to LSI true and complete copies of each of the following (collectively, the “Financial Statements”): (a) the audited Consolidated balance sheet of Holdings and Saco for the fiscal years ended on or about

December 31 in the years 2004 and 2005 and the related statements of income, cash flow and shareholders’ equity for the fiscal years then ended, (b) the unaudited balance sheet of Canco for the fiscal years ended on or about December 31 in the years 2004 and 2005 (c) the unaudited consolidated and consolidating balance sheets and the related statements of income, changes in stockholders’ equity, and cash flow for each of the Sellers as of and for the four months ended April 30, 2006 (the “Most Recent Balance Sheets”); and (d) the unaudited opening balance sheet of the Company reflecting the assets and Liabilities of the Company as of the Closing (the “Opening Balance Sheet”). The Financial Statements, including the related notes, fairly present the financial position of the Sellers, the Company and the Business at the dates indicated and the results of operations, cash flow and shareholder’s equity of the Sellers for the periods then ended, in conformity with GAAP, and correct and complete and are consistent with the books and records of the Sellers; provided however, that to the extent the Financial Statements have not been audited, such Financial Statements may not contain all footnotes required by GAAP.

Section 3.6 Undisclosed Liability. The Company does not have any Liabilities and there is no basis for any pending or future suit, action, proceeding, hearing, investigation, charge, complaint, demand or claim against the Company giving rise to any Liabilities, except for (i) Liabilities set forth on the Opening Balance Sheet, and (ii) those Liabilities and obligations of the Sellers arising under the agreements, contracts and commitments set forth on Schedules 3.11 and 3.17. Notwithstanding anything in this Agreement to the contrary, the Company is not liable for any Liabilities or obligations of Sellers relating to any tort, product liability, environmental liability, taxes, or breach of contract. Without limiting the generality of the foregoing and notwithstanding any other provision hereof, each of the following is a Liability of the Sellers for which the Company is not liable:

(a) any of the Sellers’ or Shareholders’ obligations under the Reorganization Documents;

(b) any claims or actions alleging or relating to any tort, product liability, environmental liability, or breach of contract arising as a result of Sellers’ operation of the Business;

(c) any liability of the Sellers for Taxes;

(d) any liability or obligation of the Sellers under any agreement or contract which is not listed on Schedules 3.11 and 3.17;

(e) any liability arising out of the employment or termination of employment, in either case prior to the Closing Date, of any person employed in the Business; and

(f) any liability arising out of the litigation set forth on Schedule 3.9.

Section 3.7 Tax and Other Returns and Reports.

(a) The Sellers and the Company have timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof. At the time they were filed, all such returns were complete and accurate in all material respects. For purposes of this Section 3.7, the term the “Company” shall be deemed to include any predecessor of the Company or any persons or entity from which the Company incurs a liability for Taxes as a result of transferee liability. Neither the Sellers, the Company nor any group of which the Sellers or the Company are now or were a member has requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes.

(b) All Taxes, in respect of periods beginning before the Closing Date, have been paid, or an adequate reserve has been established therefor, and neither the Sellers nor the Company has any Liability for Taxes in excess of the amounts so paid or reserves so established.

(c) No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority, which deficiencies have not been paid. There are no pending or, to the best of the Sellers’ Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with any Governmental Authorities with respect to Taxes that, in the reasonable judgment of the Sellers or the Shareholders is likely to result in an obligation by the Sellers, the Company or LSI to pay any additional amount of Taxes. The Sellers have not received written notice that any taxing authority intends to audit a return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to any Seller or the Company.

(d) Each Seller and the Company have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party

Section 3.8 Title to and Condition of Properties. Schedule 3.8 hereto contains a true and complete list of all of the real (or immoveable) property used or useable by the Company or its Predecessors in the operation of the Business (the “Real Property”). Canco has good, valid and marketable title to all of the Real Property. Without limiting the generality of the foregoing, the Company has good and marketable title to all of the assets shown on the Opening Balance Sheet, free and clear of any Liens. Copies of any existing title insurance policies have been, or shall be, delivered to LSI upon execution of this Agreement. All of the Real Property and the buildings located thereon are in material compliance with applicable zoning laws and regulations. The Real Property and the structures and buildings owned or leased by the Company, and the mechanical components (including HVAC systems), roofs, fixtures and equipment located therein or thereon, are now, and at the Closing Date will be, in good operating condition and repair, subject only to normal maintenance and repair, fit for the uses for which they are intended, and no necessary repairs will need to be made as of the Closing Date to continue the use of such buildings and structures as presently used. There are no outstanding options, rights of first refusal to purchase any Real Property, and there are no leases, subleases, licenses, or other agreements granting to any party or parties the right of use or occupancy of any portion of the Real Property.

Section 3.9 Litigation. Except for those matters set forth on Schedule 3.9, no litigation, arbitration, action, suit, investigation or other proceeding of or before any court, arbitrator or Governmental Authority, is pending or, to the Knowledge of the Sellers, threatened against the Shareholders, the Sellers, or the Company, at law or in equity. To the Sellers’

Knowledge, each product manufactured, sold, leased or distributed by the Sellers was (at the time of its sale, manufacture, lease or distribution) conformity in all material respects with all applicable contractual commitments and all expressed and implied warranties. The Company does not have any Liabilities in excess of the Liabilities set forth in the Opening Balance Sheet for any guaranty, warranty or other indemnity arising from products manufactured, sold, leased or distributed by the Sellers.

Section 3.10 Insurance. Schedule 3.10 sets forth a list of each insurance policy (including policies providing property, casualty, liability, workers’ compensation, and bond and surety arrangements) under which any of the Predecessors was previously insured and under which the Company is presently an insured, a named insured or otherwise a principal beneficiary of coverage, including all bonds and letters of credit whether provided by the Shareholders or the Predecessors. With respect to each such insurance policy, bond or letter of credit:

(a) the policy, bond or letter of credit is legal, valid, binding and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and, except for policies that have expired under their terms in the ordinary course, and each such policy, bond or letter of credit is in full force and effect;

(b) neither the Predecessors or the Company are in breach or default of such policy, bond or letter of credit (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default or permit termination or modification under the policy; and

(c) no party to the policy, bond or letter of credit has, to the Sellers’ Knowledge repudiated, or given notice of an intent to repudiate, any provision thereof.

Section 3.11 Contracts and Commitments.

(a) Schedule 3.11 contains a complete and accurate list of each material contract and agreement related to the Business, whether oral or in writing, (such contracts and agreements, together with all agreements relating to Intellectual Property set forth in Schedule 3.17, being herein referred to as “Material Contracts”), including without limitation each of the following:

(i) each contract and agreement for the purchase of Inventory under the terms of which the Company: (A) is required to pay or otherwise give consideration of more than $10,000 in the aggregate after the Closing Date, and (B) which cannot be cancelled by the Company without penalty and without more than 30 days’ notice;

(ii) each contract and agreement for the sale of products or for the furnishing of services by the Company: (A) pursuant to which the Company is to receive consideration of more than $10,000 in the aggregate after the Closing Date, and (B) which cannot be cancelled by the Company without penalty and without more than 30 days’ notice;

(iii) all employment agreements, service agreements or other contracts (including without limitation severance agreements and arrangements) with employees, independent contractors, consultants or similar individuals or entities to which the Company is a party or is bound;

(iv) all contracts and agreements relating to Indebtedness or Liabilities of the Company;

(v) all contracts and agreements with any Governmental Authority to which the Company is a party, including record retention agreements and powers of attorney;

(vi) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii) all contracts and agreements between or among the Company and any Shareholder or any Affiliate of a Shareholder; and

(viii) all agreements for the purchase, sale, lease or improvements of real property, and capital expenditures.

(b) Except as disclosed in Schedule 3.11, each Material Contract:

(i) is valid and binding on and enforceable against the Company and, to the Sellers’ Knowledge, on the other respective parties thereto and is in full force and effect, and all of the rights of the Predecessors in such Material Contracts have been or will be prior to the Closing validly assigned to the Company; and

(ii) neither the Sellers nor the Company are in breach of, or in default under, any Material Contract and no event or action has occurred, is pending, or to the Knowledge of the Sellers, is threatened, which after the giving of notice, or the lapse of time, or otherwise, will constitute or result in a breach or default by the Company.

(iii) to the best of the Sellers’ Knowledge, no other party to any Material Contract is in material breach thereof or material default thereunder.

(c) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company.

Section 3.12 Customers and Suppliers.

(a) Schedule 3.12(a) lists the five (5) largest customers of the Sellers in connection with the Business (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales of the Sellers in connection with the Business attributable to such customer. Schedule 3.12(a) also lists any additional current customers that the Sellers anticipate shall be among the five (5) largest customers of the Company for the current fiscal year (it being agreed that neither the Sellers nor the Company shall be liable for any failure of such customers to meet such expectation).

(b) Schedule 3.12(b) lists (a) all material suppliers of products used, sold, or distributed by the Predecessors and the Company, (b) all agreements, contracts or arrangements for such products, (c) any rebate arrangements which exist between the Company and such suppliers; and (d) all notifications of price increases or rebate reductions or discount reductions from such suppliers.

(c) Except as set forth on Schedule 3.12(c):

(i) There has not been any material adverse change since December 31, 2005 and, to the Knowledge of Sellers, there are no facts which would reasonably be expected to indicate that any material adverse change will occur in the business relationship of the Sellers or the Company with any customer or supplier named on Schedules 3.12(a) or 3.12(b).

(ii) Neither the Company nor any Seller is engaged in any material disputes with any customer or supplier and, to Sellers’ Knowledge, there is no reason to believe that any customer or supplier intends to discontinue or adversely modify its relationship with the Business after the Closing Date. In addition, no Seller has any Knowledge that any customer or group of customers is materially dissatisfied with the services provided by the Business as operated by the Sellers or the Company.

Section 3.13 Employees.

(a) To the Knowledge of the Sellers, the Company and its Predecessors have complied, and are in compliance, with all applicable Laws relating to employment and labour matters, including any provision thereof relating to wages, hours of work, vacation pay, pay equity, overtime pay, occupational health and safety and employment standards. Except as set forth in Schedule 3.13:

(i) there is no collective agreement in force with respect to the employees of the Company, no collective agreement is currently being negotiated by the Company, no union or employee bargaining agent holds bargaining rights with respect to any employees of the Company, and there are no current or, to the Sellers’ Knowledge, threatened attempts to organize or establish any trade union or employee association with respect to the Company, nor have there been any such attempts with respect to any of the Predecessors within the past three (3) years;

(ii) neither the Company nor its Predecessors have engaged in any unfair labour practice. There is no unfair labour practice complaint pending or, to the Sellers’ Knowledge, threatened against the Company and there is no labour strike, slow down, work stoppage or lockout in effect, or to the Sellers’ Knowledge, threatened against the Company or its Predecessors, nor has there been any such event within the past three (3) years;

(iii) all amounts due and owing or accrued as due but not yet owing for all salary, wages, bonuses, commissions, vacation pay, pension benefits or other employee benefits have been paid or, if accrued, are reflected in the books and records of the Sellers and the Company;

(iv) neither the Sellers nor the Company are subject to any claim for wrongful dismissal, constructive dismissal or any other claim, grievance, complaint or litigation relating to employment, discrimination or termination of employment of any of their employees or former employees, or relating to any failure to hire a candidate for employment;

(v) no order has been issued against the Sellers or the Company pursuant to any Law requiring the taking of any action or the refraining from taking any action in respect of any employee or former employee of the Sellers or the Company;

(vi) there are no outstanding loans made by the Sellers or the Company to any employee or former employee of the Sellers or the Company; and

(vii) to the Sellers’ Knowledge, no managerial or other employee of the Sellers or the Company has any plans to terminate his, her or their employment with the Sellers or the Company.

(b) Schedule 3.13 contains for all employees, directors, managers, officers, contractors, consultants and agents of the Predecessors and the Company, the following correct and complete lists on a no-name basis:

(i) a list of all salaries, wage rates, hourly pay rates, commissions and consulting fees, incentive compensation, bonus arrangements, deferred compensation and benefits in effect;

(ii) a list of their job titles;

(iii) their status as full-time, part-time or consultant;

(iv) their employer immediately prior to the Reorganization;

(v) a list of their number of years of service; and

(vi) a list indicating how many individuals are, as of the Closing Date, laid-off or on a leave of absence with the reasons for any such leave of absence.

Section 3.14 Employee Benefit Plans and Arrangements. Except as set forth on Schedule 3.14, neither the Sellers or the Company maintain any Employee Benefit Plans. The Sellers have furnished to LSI true, correct and complete copies of all such Employee Benefit Plans as amended as of the date hereof. All of the Employee Benefit Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with their terms and all Laws, including all tax Laws where same is required for preferential tax treatment. To the Knowledge of the Sellers, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Employee Benefit Plan. No commitments to improve or otherwise amend any Employee Benefit Plan have been made except as required by applicable Laws. None of the Employee Benefit Plans provide post-employment benefits or benefits to retired employees or to the beneficiaries or dependants of retired employees. No Employee Benefit Plan exists that could, as a result of the transactions contemplated by this Agreement, result in (i) the payment to any Person of any money, benefits or other property, (ii) accelerated or increased funding requirements for any Employee Benefit Plan or (iii) the acceleration or provision of any other increased rights or benefits to any person.

Section 3.15 Environmental Matters.

(a) Schedule 3.15 lists all Environmental Permits presently held by the Company and those Environmental Permits held by the Sellers immediately prior to the Reorganization. The Company currently holds all Environmental Permits necessary or proper for the conduct of the Business and the operation and use of the assets of the Business where the failure to have and maintain such Environmental Permits would have a Material Adverse Effect on the Business and all such Environmental Permits are in full force and effect. The Sellers have not received any notice from any Governmental Authority revoking, canceling, rescinding, modifying, refusing to renew or threatening to revoke, cancel, rescind, modify or refuse to renew any Environmental Permit or providing written notice of violations under any Environmental Laws. The Company is presently in compliance with the Environmental Permits and the requirements of the Environmental Permits.

(b) Except as disclosed in Schedule 3.15:

(i) Hazardous Substances, during the ownership (or occupation, as applicable) of the Real Property (1) have not been released on, at, in, under or from any Real Property and to the Sellers’ Knowledge any real property owned, leased or used by the Predecessors in the operation of the Business, except in material compliance with all Environmental Laws, and (2) have not been generated, used, handled or stored on, or transported to or from, any Real Property, except in material compliance with all Environmental Laws.

(ii) no part of the Real Property contains any Hazardous Substance which exceeds an applicable soil, groundwater or other environmental, health or safety criteria or standard published or enacted by a Governmental Authority having jurisdiction over the Real Property, whether or not such criteria or standard constitutes Environmental Law;

(iii) the Predecessors and the Company have disposed of all Hazardous Substances in compliance with all applicable Environmental Laws and Environmental Permits;

(iv) there are no pending or, to the Sellers’ Knowledge, threatened Environmental Claims against the Predecessors or the Company or any Real Property and neither the Predecessors nor the Company have received any written notice and to the Sellers’ Knowledge, there are no facts that could reasonably be expected to give rise to any notice of any such Environmental Claims;

(c) to the Sellers’ Knowledge, there are not currently any USTs located on any Real Property, asbestos containing material in any form, materials or equipment containing polychlorinated biphenyls or landfills or disposal areas.

(d) the Sellers have provided LSI with copies of all audits, studies, reports, analysis and other documents with respect to the Business, the assets of the Business and the Real Property and relating to environmental matters obtained by, or in the possession or control of the Predecessors and all such audits, studies, reports, analysis and documents are set forth in Schedule 3.15(d).

Section 3.16 Compliance With Laws; Operating Permits, etc. The Predecessors and the Company have complied with all applicable Laws and no Action has been filed or commenced against any of them alleging any failure so to comply. Schedule 3.16 lists all Operating Permits, presently held by the Company and those Operating Permits held by the Sellers immediately prior to the Reorganization. Except as set forth on Schedule 3.16 hereof, neither the Predecessors, the Company nor the Business have been operated in violation of any Law, including Environmental Laws. The Company currently holds all Operating Permits necessary or proper for the conduct of the Business as currently conducted and the operation and use of its assets as currently used and operated and all such Operating Permits are in full force and effect. Neither the Sellers, the Shareholders nor the Company have received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Operating Permit, or providing written notice of violations under any Law. The Business has been and continues to be operated in compliance with the Operating Permits.

Section 3.17 Intellectual Property.

(a) The Company owns or possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Business as presently conducted, as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Predecessors immediately prior to the Reorganization will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Predecessors and the Company have taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) Neither the Predecessors or the Company have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no Shareholder and no director or officer (or employee with responsibility for Intellectual Property matters) of any Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers or the Company.

(c) Schedule 3.17(c) identifies each patent, trademark, tradename or other registration which has been issued to a Seller or the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any Seller has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which any Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to LSI correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to LSI correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.17(c) also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than $1,000 per license) and each material unregistered copyright used by the Sellers. With respect to each item of Intellectual Property required to be identified in Schedule 3.17(c):

(i) the Sellers own and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Sellers’ Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(iv) the Sellers have not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(v) no loss or expiration of the item is pending, or reasonably foreseeable or to the Sellers’ Knowledge threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Shareholders, the Sellers or the Company, including without limitation, a failure by the Shareholders, the Sellers or the Company to pay any required maintenance fees).

(d) Schedule 3.17(c) identifies each item of Intellectual Property that any third party owns and that the Predecessors have used or the Company uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to LSI correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.17(c):

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(iii) none of the Sellers and the Company are, and to the Sellers’ Knowledge no other party to the license, sublicense, agreement, or permission is in breach or default and no event has occurred to the Sellers’ Knowledge which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has to the Sellers’ Knowledge repudiated any provision thereof;

(v) to the Sellers’ Knowledge, with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is to the Sellers’ Knowledge threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(viii) the Sellers have not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) The Sellers have not in the past nor will the Company in the future interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted and, as of the Closing Date, proposed by the Sellers or the Shareholders to be conducted after the Closing Date. There are no facts that indicate a likelihood of any of the foregoing. No notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received by the Sellers or the Shareholders.

(f) The Company and the Sellers have taken all necessary and desirable action to maintain and protect all of the Intellectual Property of the Sellers and the Company and will continue to maintain and protect all of the Intellectual Property of the Company prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of Sellers, the owners of any of the Intellectual Property licensed to the Company have taken all necessary and desirable action to maintain and protect the Intellectual Property covered by such license.

(g) The Sellers have complied in all material respects with and the Company is presently in compliance with all Laws applicable to any Intellectual Property and the Sellers and the Company shall take all steps necessary to ensure such compliance until Closing.

(h) No Governmental Authority has any right, title or interest in or to the Intellectual Property used by the Company.

Section 3.18 Sufficiency of the Assets. The assets of the Company: (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner operated by the Sellers; and (b) include all of the operating assets of the Predecessors that are or have been used in the Business (other than (i) the Tax Receivables; and (ii) the Real Property). Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used. The Company has good, valid and marketable title to all of the properties and assets, real, personal and mixed, reflected on the Opening Balance Sheet except for Permitted Liens.

(a) Without limitation to the foregoing, the assets of the Company include each of the following:

(i) all cash and cash equivalents of Saco immediately prior to the Reorganization;

(ii) all Receivables (other than the Tax Receivables) of Saco immediately prior to the Reorganization;

(iii) all office, warehouse and other equipment, machinery, vehicles, fixtures, office materials and supplies, spare parts and other tangible (or movable) personal property of every kind and description owned as of the Closing Date by each Predecessor used or useable in connection with the Business, including without limitation those fixed assets listed on Schedule 3.18(a)(iii);

(iv) all agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder to which any Predecessor is a party used or useable in connection with the Business, including, without limitation those listed on Schedule 3.11;

(v) all of the Predecessors’ right, title and interest in and to Intellectual Property used or useable in connection with the Business, including, without limitation, all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions and the right to the name “Saco” or any derivation thereof;

(vi) all customer files and records of the Predecessors related to the Business, including, without limitation, all written technical information, employment records, data, specifications, research and development information, engineering drawings, manuals, computer programs, tapes and software;

(vii) claims, deposits, prepayments, credits, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (other than the Tax Receivables);

(viii) all of the Predecessors’ goodwill in and going concern value of the Business, and

(ix) all of the Predecessors’ rights to insurance proceeds relating to the assets of the Business.

Section 3.19 Inventory. All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of the Business except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting books and records of the Sellers as of the Closing Date, as the case may be. The Financial Statements do not count as Inventory, any item of Inventory not owned by the Company, including goods already sold. All of the Inventory has been valued at replacement cost. Inventory now on hand that were purchased after the date of the Financial Statements were purchased in the Ordinary Course of Business of the Sellers or its predecessors at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Sellers.

Section 3.20 Product Liability. There are no Liabilities (and, to the Knowledge of Sellers, there is no basis for any present action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Predecessors giving rise to any Liabilities) arising out of any injury to any individual or property as a result of ownership, possession, or use of any product manufactured, sold, leased or delivered by the Predecessors. There is no basis for any present action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability arising out of any injury to any individual or property as a result of ownership, possession, or use of any product manufactured, sold, leased or delivered by the Predecessors.

Section 3.21 Product Warranty. Each product manufactured, sold, leased or delivered by the Sellers have been in conformity to all applicable contractual commitments and all express or implied warranties and the Predecessors do not have any Liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any Liabilities) for replacement or repair thereunder or other damages in connection therewith. No product manufactured, sold, leased or delivered by the Predecessors is subject to any current warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

Section 3.22 Notes and Accounts Receivable. All Receivables of the Company are reflected properly on its books and records in accordance with GAAP, are valid Receivables subject to no setoffs or counterclaims and are collectible and will be collected in accordance with their terms, subject only to the reserve for bad debts on the Opening Balance Sheet. No Receivables are subject to Export Development Canada Accounts Receivables Insurance, nor were any Receivables subject to such insurance in the hands of the Sellers.

Section 3.23 Conduct of Business. Since December 31, 2005, the Business has been conducted only in the ordinary course, and, except as contemplated by this Agreement or as set forth on Schedule 3.23:

(a) there has not been any event which has had a Material Adverse Effect;

(b) other than the Reorganization, there has not been any sale, assignment, transfer, mortgage, pledge, hypothec or lease of any assets of the Predecessors except in the Ordinary Course of Business;

(c) there has not been any issuance, sale or other disposition by the Company or the Predecessors of any shares (other than in connection with the Reorganization), share options, bonds, notes or other securities of the Company or the Predecessors;

(d) there has not been any increase in the rates of direct compensation payable or to become payable by the Sellers or the Company to any officer, employee, agent or consultant, other than routine increases made in the Ordinary Course of Business, or any bonus, percentage compensation, service award or other like benefit, granted, made or agreed to for any such officer, employee, agent or consultant, or any welfare, pension, retirement or similar payment or arrangement made or agreed to which is greater than any such bonus, percentage compensation, service award or other like benefit or any welfare, pension, retirement or similar payment or arrangement existing or made pursuant to arrangements, agreements, or plans existing at December 31, 2005, except as required by existing agreements or laws;

(e) no contract, lease, or license (or series of related agreements, contracts, leases, and licenses) has been entered into by the Company or the Predecessors either involving more than $100,000 or outside the Ordinary Course of Business;

(f) there has not been any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) by any party thereto (including any Predecessor) involving more than $100,000 to which any Predecessor or the Company is a party or by which any of them is bound;

(g) no Lien has been imposed or permitted to exist upon any of Predecessor’s assets, tangible or intangible;

(h) there has not been any capital expenditure (or series of related capital expenditures) by any Predecessor or the Company either involving more than $100,000 or outside the Ordinary Course of Business;

(i) there has not been any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) made by any Predecessor or the Company;

(j) no Predecessor or the Company has entered into any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

(k) no payments of accounts payable and other Liabilities has been delayed by any Predecessor or the Company;

(l) none of the Predecessors or the Company have cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

(m) none of the Predecessors or the Company have transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(n) there has not been any change made or authorized in the articles or bylaws of any Predecessor or the Company;

(o) none of the Predecessors or (other than in connection with the Reorganization) the Company have issued, sold, or otherwise disposed of any of its Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Capital Stock;

(p) none of the Predecessors or the Company have declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Capital Stock;

(q) there has not been any damage, destruction or loss affecting the properties or business (whether or not covered by insurance) of the Predecessors or the Company having a Material Adverse Effect.

(r) other than the Reorganization, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any Predecessor or the Company; or

(s) none of the Predecessors or the Company have committed to any of the foregoing.

Section 3.24 Investments. Except as listed on Schedule 3.24, the Company does not own, and the Predecessors have not owned, any Capital Stock or other securities or any other direct or indirect interest or investment in any firm, corporation or other entity (including any joint venture or partnership).

Section 3.25 Affiliate Transactions. Except as disclosed on Schedule 3.25, neither the Shareholders, the Sellers or the Company have, since January 1, 2003, had, directly or indirectly (a) any interest in any Person which purchases from or sells or furnishes to the Business any goods or services; (b) a beneficial interest in any contract, commitment or agreement to which the Sellers were a party, the Company is a party, or by which a Company may be bound or affected; or (c) any interest or claim against the assets of the Company, the Predecessors or the Business.

Section 3.26 Reorganization. The Reorganization has been completed in accordance with the terms and conditions of the Reorganization Documents and the parties’ rights and obligations under the Reorganization Documents with respect to the transactions contemplated by the Reorganization Documents are as fully set forth therein. The Reorganization Documents have not been rescinded, modified or amended since their execution. LSI and its Affiliates are third party beneficiaries to the Sellers’ obligations under the Reorganization Documents.

Section 3.27 Guaranties. The Company is not a guarantor or otherwise responsible for any Liability or obligation (including Indebtedness) of any other Person.

Section 3.28 Powers of Attorney. To the Knowledge of the Sellers, there are no material outstanding powers of attorney executed on behalf of the Company.

Section 3.29 Brokers. All negotiations relative to this Agreement have been carried on by the Shareholders, the Sellers, the Company and their representatives without the intervention of any other Person engaged by it who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, except Deloitte Financial Advisory Services, which such fee shall be paid by the Shareholders or Holdings.

Section 3.30 Sale of Fixed Assets. The Transportable Screen and V9 Rental Units set forth as Fixed Assets on Schedule 3.18(a)(iii) will be sold by the Company prior to the first anniversary of the Closing Date on commercially reasonable terms for cash consideration an amount not less than the net book value of such Fixed Assets on such schedule.

Section 3.31 Investment Purpose. Saco and the Shareholders acknowledge that they have had the opportunity to ask questions of and receive information from LSI regarding the purchase of the Stock Consideration and LSI. Saco is accepting the Stock Consideration for investment only and not with a view to resale or other distribution in violation of the Securities Act or other applicable securities laws. Saco and the Shareholders acknowledge that the Stock Consideration is not registered under the securities laws of the United States or Canada or any state or province thereof and is being transferred to such Seller in reliance upon one or more exemptions from the registration requirements made available under such laws, and that the statutory basis for such exemptions may not be present if such Seller has a present intent to acquire the Stock Consideration with a view to the distribution thereof in violation of the Securities Act or other applicable securities laws. Neither LSI or its advisors, agents or representatives has made any representations or warranties regarding the future stock price of the Stock Consideration or the future financial performance of LSI.

Section 3.32 Disclosure. No statement of fact by the Sellers or the Shareholders contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein contained, in the light of the circumstances under which they were made, not misleading as of the date of which it speaks. There is no fact Known to the Sellers that has not been disclosed in this Agreement, including the Disclosure Schedules hereto, that is reasonably likely to have a Material Adverse Effect on the Company or the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LSI.

LSI represents and warrants to the Sellers and Shareholders as follows:

Section 4.1 Corporate Existence. LSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

Section 4.2 Corporate Power and Authorization. LSI has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by LSI have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by LSI in accordance with the provisions hereof will be, duly executed and delivered by LSI and this Agreement constitutes and when executed and delivered will constitute, the legal, valid and binding obligations of LSI enforceable against LSI in accordance with their respective terms except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally.

Section 4.3 Validity of Contemplated Transactions, etc. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with or results in the breach of any term, condition or provision of, or requires the consent of any other Person or accelerates the performance required by, or results in the creation of any Lien upon any of the properties or assets of LSI, under (i) any existing law, ordinance, or governmental rule or regulation to which LSI is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to LSI, (iii) the Articles of Incorporation or Code of Regulations of, or any securities issued by LSI, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which LSI is a party or by which LSI is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by LSI.

Section 4.4 Authorized Capital. As of May 1, 2006, there were 30,000,000 LSI Common Shares authorized, of which 20,019,741 LSI Common Shares were issued and outstanding.

Section 4.5 Stock Consideration Deliver to Saco. The Stock Consideration delivered to Saco pursuant to Section 2.2, at the time of such delivery by LSI, will be duly and validly issued and, upon receipt by LSI at the Closing of the share certificates and other transfer documentation representing the Purchased Shares and the Promissory Note pursuant to the terms of this Agreement, will be fully paid and non-assessable.

Section 4.6 SEC Reports.

(a) LSI has timely filed with the Commission all materials and documents required to be filed subsequent to January 1, 2005 by LSI under the Securities Act and under the Exchange Act. All the materials and documents filed by LSI since January 1, 2005 are hereinafter referred to as the “LSI SEC Reports.” The LSI SEC Reports, copies of which have been delivered to the Sellers, are true and correct in all material respects, including the financial statements and the related notes, and other financial information contained therein, and do not omit to state any material fact necessary to make the statements in such LSI SEC Reports, in light of the circumstances in which they were made, not misleading. The financial statements included in the LSI SEC Reports fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flow of LSI and its subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with United States generally accepted accounting principles.

(b) LSI has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). No officer or director of LSI is currently indebted to LSI or any of its Subsidiaries, except as permitted by applicable Law.

(c) LSI has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its consolidated Subsidiaries is made known to its principal executive officer and principal financial officer by others within those entities.

(d) LSI has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (within the meaning of such terms under the Sarbanes-Oxley Act). LSI’s chief executive officer and chief financial officer have disclosed, based on their most recent evaluation, to LSI’s auditors and the audit committee of LSI’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect LSI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

Section 4.7 Brokers. All negotiations relative to this Agreement have been carried on by it directly without the intervention of any Person engaged by it who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby except J. Jeffrey Brausch & Company, which such fee shall be paid by LSI.

Section 4.8 Disclosure. No statement of fact by LSI contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein contained, in the light of the circumstances under which they were made, not misleading as of the date of which it speaks.

ARTICLE V

SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

Section 5.1 Survival of Representations and Warranties. Except for the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.4 which shall survive indefinitely and Sections 3.7, 3.14 and 3.15 hereof which shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver or extensions thereof) plus 30 days, all representations and warranties made by the parties in this Agreement or in any certificate, schedule, document or instrument furnished pursuant to the terms of this Agreement, shall terminate eighteen (18) months from the Closing Date. The decision of any party to complete the Closing shall not act as a waiver of the right of such party to rely upon the representations and warranties or any other right set forth herein.

ARTICLE VI

STOCK CONSIDERATION

Section 6.1 LSI Common Shares to be Issued. The Stock Consideration will not be registered under the Securities Act at the time of issuance and will be issued pursuant to an exemption from registration. As a result, such shares must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. Except as provided by the Registration Rights Agreement, LSI assumes no obligation to register the Stock Consideration. Sales of the Stock Consideration may be made in reliance upon Commission Rules 145 and 144 under the Securities Act pursuant to the terms and conditions of those rules. LSI will supply the holders of such Stock Consideration with such information as is necessary to enable them to make sales of the Stock Consideration under Commission Rules 145 and 144 under the Securities Act.

Section 6.2 Restrictive Legend. The certificates for the Stock Consideration will each bear a legend substantially as follows:

The securities represented by this Certificate have not been registered under the Securities Act of 1933 or the laws of any state and may not be transferred in the absence of (a) an effective registration statement for the securities under the Securities Act of 1933 and applicable state laws or (b) an opinion of counsel acceptable to the Sellers that such registration is not required.

Section 6.3 Information. The Sellers and the Shareholders acknowledge receipt of the LSI SEC Reports. The Sellers and the Shareholders acknowledge the willingness of LSI to provide appropriate officers to answer any questions that the Shareholders or Sellers may have with respect to the contents of such documents.

Section 6.4 Restricted Securities. The Stock Consideration will cease to be restricted when they have been effectively registered under the Act and disposed of in accordance with that registration or sold pursuant to Rules 144 or 145 under the Securities Act or they have been otherwise transferred and new certificates representing such securities have been delivered which do not bear any legend restricting their transfer and such securities are not subject to any stop transfer order or other restriction on transfer.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

Section 7.1 Conditions Precedent to LSI’s Obligations. All obligations of LSI under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a) Representations and Warranties True as of the Closing Date. The representations and warranties of the Shareholders and the Sellers contained in this Agreement or in any schedule, certificate or document delivered by the Shareholders or Sellers to LSI pursuant to the provisions hereof shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made as of such date.

(b) Compliance with this Agreement. The Sellers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) No Pending Litigation. On the Closing Date, no suit, action, investigation or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened by any governmental or regulatory commission, agency, body or authority or by any other Person before any court or governmental or regulatory official, body or authority in which it is sought to restrain, prohibit or challenge the consummation of the transactions contemplated hereby and the operation of the Sellers.

(d) Third Party Consents. The Sellers and the Company shall have procured all of the third-party consents specified on Schedule 3.4, except for the consents required by National Bank of Canada and ANC Sports Enterprises, LLC.

(e) Items to be Delivered at Closing by Sellers. At the Closing and subject to the terms and conditions herein contained, the Shareholders and the Sellers shall deliver to LSI the following:

(i) certificates evidencing the Purchased Shares duly endorsed in blank or with stock powers duly executed by Saco;

(ii) the Promissory Note duly endorsed for transfer to LSI;

(iii) true, accurate and complete copies of the Reorganization Documents, certified as such by the Sellers and the Shareholders;

(iv) articles of incorporation, bylaws and any other constating documents of the Sellers, certified as of a date not earlier than ten days prior to the Closing Date by the Secretary of such Seller;

(v) certified copies of minutes or unanimous written consents of the shareholders of the Sellers and the Board of Directors of the Sellers, respectively, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

(vi) certificate from the Sellers dated the Closing Date, certifying in such detail as LSI may reasonably request that the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof have been fulfilled;

(vii) opinion of Davies Ward Phillips & Vineberg LLP, counsel for the Shareholders and the Sellers, dated the Closing Date, in form and substance satisfactory to LSI and its counsel regarding the effects of the transaction contemplated by this Agreement; and

(viii) such other documents to be delivered by Sellers hereunder or as LSI or its counsel may reasonably request to carry out the purpose of this Agreement.

(f) Management. The Company shall have entered into the Employment Agreements with the Key Employees, which terms and conditions shall include an agreement not to compete with LSI or its Affiliates and an agreement not to solicit their customers or employees for a minimum term of two years after the termination of employment with LSI or its Affiliates.

(g) Lease Agreement. The Company shall have entered into a Lease Agreement for the Real Property with Canco on terms and conditions reasonably satisfactory to LSI and Canco.

(h) Escrow Agreement. LSI, Saco and the Escrow Agent shall have entered into an Escrow Agreement on terms and conditions reasonably satisfactory to such parties, and Saco shall have delivered to the Escrow Agent stock transfer powers duly executed by Saco in blank.

(i) Registration Rights Agreement. LSI and Saco shall have entered into a Registration Rights Agreement on terms and conditions reasonably satisfactory to the parties thereto.

LSI shall have the right to waive any of the foregoing conditions precedent.

Section 7.2 Conditions Precedent to the Obligations of Sellers. All obligations of the Shareholders and Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a) Representations and Warranties True as of the Closing Date. The representations and warranties of LSI contained in this Agreement or in any list, certificate or document delivered by LSI to Sellers pursuant to the provisions hereof shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made as of such date.

(b) Compliance with this Agreement. LSI shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

(d) Items to be Delivered at Closing by LSI. LSI shall deliver the following to Saco:

(i) the Cash Consideration;

(ii) certified copies of minutes or unanimous written consents of the Board of Directors of LSI approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

(iii) certificate from LSI dated the Closing Date certifying in such detail as Sellers may reasonably request that the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) hereof have been fulfilled; and

(iv) such other documents to be delivered by LSI hereunder or as Sellers or its counsel may reasonably request to carry out the purposes of this Agreement.

(e) Escrow Agreement. LSI, Saco and the Escrow Agent shall have entered into an Escrow Agreement on terms and conditions satisfactory to such parties, and LSI shall have delivered to the Escrow Agent duly executed certificates evidencing the Stock Consideration, in definitive form and registered in the name of Saco.

(f) Registration Rights Agreement. LSI and Saco shall have entered into a Registration Rights Agreement on terms and conditions reasonably satisfactory to the parties thereto.

(g) Legal Opinion. Saco shall have received an opinion dated as of the Closing Date from Keating Muething & Klekamp PLL, in such form as Saco or its counsel may reasonably request, that the Stock Consideration delivered by LSI to Saco at the Closing pursuant to Sections 2.2 and 7.2(d) are, at the time of such delivery by LSI, duly and validly issued and, upon receipt by LSI at the Closing of the share certificates and other transfer documentation representing the Purchased Shares pursuant to Sections 2.1 and 7.1(e), are fully paid and non-assessable.

The Shareholders and the Sellers shall have the right to waive any of the foregoing conditions precedent.

Section 7.3 Consummation of Agreement. The Shareholders, the Sellers and LSI shall each use their respective best efforts to perform and fulfill all obligations on each of their parts to be performed and fulfilled under this Agreement, and to cause all of the conditions precedent to the consummation of the transactions contemplated by this Agreement to be met.

Section 7.4 Further Assurances. After the Closing, each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Section 7.5 Amendment to Articles. Promptly after Closing, the Shareholders shall cause Saco to file an amendment to the Articles of Incorporation and other organizational documents of Saco changing its name to a name dissimilar from “Saco” or “Saco Technologies”.

ARTICLE VIII

SHAREHOLDER RESTRICTIVE COVENANTS

Section 8.1 Unfair Competition. Each Shareholder and Saco warrants and agrees that beginning on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date (together, the “Non-Competition Period”), that such Person shall not:

(a) directly or indirectly, for himself or on behalf of or in conjunction with any other Person, without the prior written consent of LSI:

(i) acquire or have any interest in, whether as a proprietor, partner, co-venturer, financier, or investor, any person, firm, partnership, corporation, association, limited liability company, or other entity that directly or through an Affiliate, either (A) offers, solicits, provides, or engages in a Conflicting Business or (B) to the Shareholder’s Knowledge, intends to offer, solicit, provide or engage in Conflicting Business; or

(ii) be employed by or accept new employment, to serve as director, officer, servant, agent, representative or otherwise to any Person that directly or through an Affiliate, either (A) offers, solicits, provides, or engages in Conflicting Business or (B) to the Shareholder’s Knowledge, intends to offer, solicit, provide or engage in a Conflicting Business. However, nothing contained herein shall be deemed to prevent a Shareholder from acquiring through market purchases and owning, solely as an investment, less than two percent (2%) in the aggregate of any publicly-traded equity securities, provided that (i) the ownership interest in such entity is passive, and (ii) the Shareholder does not directly or indirectly participate in the management or operations of such entity. Each Shareholder agrees that the Business is conducted worldwide, and that this Section 8.1 applies to the Shareholders’ activities in the United States, Canada and any other country in which the Sellers’ products have been sold, leased or distributed in the 12 months preceding the Closing Date.

(iii) without the prior written consent of LSI, directly, indirectly, or in concert with any other Person, whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative or otherwise (A) request, induce, or attempt to induce any customer or supplier of LSI or any of its Affiliates to terminate its relationship with LSI or any of its Affiliates; (B) solicit, contact, participate in or offer to participate any Conflicting Business for any customer of LSI or any of its Affiliates; or (C) interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between LSI or its Affiliates and any customer, supplier or employee of LSI or its Affiliates;

(iv) without the prior written consent of LSI, directly, indirectly, or in concert with any other Person, whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative or otherwise offer employment to or solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any individual who is an employee of LSI or its Affiliates regardless of who initiates the contact or how the Person comes to the Shareholder’s attention.

(b) It is agreed by the parties that the foregoing covenants in this Section 8.1 impose a reasonable restraint on the Shareholders in light of the activities and business of LSI and its Affiliates on the date of the execution of this Agreement and the current plans of LSI. The Shareholders acknowledge that, in light of the significant benefit received by the Shareholders as a result of the parties entering into this Agreement, the covenants in this Section 8.1 shall not prevent the Shareholders from earning a livelihood upon the termination of employment hereunder, but merely prevents unfair competition with LSI and its Affiliates for a limited period of time.

(c) The covenants in this Section 8.1 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed.

(d) All of the covenants in this Section 8.1 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Shareholders against LSI or its Affiliates, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by LSI of such covenants.

Section 8.2 Confidential Information.

(a) Each Shareholder acknowledges that, by reason of the Shareholder’s association with the Business, the Shareholders had access to confidential information which shall be owned by the Company, LSI and their Affiliates upon consummation of the transactions contemplated by this Agreement, including, without limitation, information and knowledge pertaining to products, services, benefits, policies, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, advertising, marketing, distribution and sales methods, sales and profit figures, customer and client lists and relationships between LSI and its Affiliates and regulators, sales representatives, distributors, customers, clients, business partners, suppliers and others who have business dealings with them (collectively, “Confidential Information”). Each Shareholder acknowledges that any information and materials received by LSI and its Affiliates from third parties in confidence (or subject to nondisclosure or similar covenants) shall be deemed to be and shall be Confidential Information within the meaning of this Section 8.2. Each Shareholder further acknowledges that upon Closing such Confidential Information shall be a valuable and unique asset of the Company and its Affiliates and covenants that, both during and after the Non-Competition Period, such Shareholder will not disclose any Confidential Information to any third party without the prior written authorization of the Chief Executive Officer of LSI. The obligation of confidentiality imposed by this Section 8.2 shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Shareholders in breach of this Agreement. If any person or authority makes a demand on a Shareholder purporting to legally compel him to divulge any Confidential Information, such Shareholder promptly shall give notice of the demand to LSI so that LSI or the Company may first assess whether to challenge the demand prior to the Shareholder divulging such Confidential Information. The Shareholder shall not divulge such Confidential Information until LSI and the Company either have concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any; and thereafter shall divulge only such Confidential Information which is legally required.

(b) All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by the Shareholders by or on behalf of the Company, its Predecessors and their Affiliates or business partners, clients or customers that pertain to the Business, shall be and remain the property of the Company, LSI and their Affiliates and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of LSI, the Company and their Affiliates (including the Business) that was collected by the Shareholders shall be delivered promptly to the Company without request by it on or before the Closing Date.

Section 8.3 Remedy for Breach. The Shareholders agree that in the event of any breach or threatened breach by the Shareholders of any covenant, obligation or other provision contained in this Agreement, LSI and the Company shall be entitled (in addition to any other remedy that may be available to them) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, (b) an injunction restraining such breach or threatened breach and (c) any other relief which a court deems just and equitable, all of which remedies shall be available without requiring LSI or the Company to post a bond or any other similar requirement, which are hereby waived by the Shareholders. The Shareholders further acknowledge that the restrictions contained in this Article VIII are intended to be, and shall be, for the benefit of and shall be enforceable by, LSI’s successors and assigns.

Section 8.4 Non-Exclusivity. The rights and remedies of LSI and the Company provided in this Article VIII are not exclusive of or limited by any other rights or remedies which LSI or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of LSI or the Company hereunder, and the obligations and Liabilities of the Shareholders hereunder, are in addition to their respective rights, remedies, obligations and Liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit, and is not limited by, the terms of their Employment Agreements or any other agreement between the Shareholders and the Company, LSI or any Affiliate of LSI.

ARTICLE IX

INDEMNIFICATION

Section 9.1 General Indemnification Obligation of the Sellers and the Shareholders. The Sellers and the Shareholders, jointly and severally, will reimburse, indemnify and hold harmless LSI, its officers, directors, employees, agents, and successors and assigns (each an “Indemnified LSI Party”) against and in respect of:

(a) any and all damages, losses, deficiencies, Liabilities, costs and expenses incurred or suffered by any Indemnified LSI Party that result from, relate to or arise out of any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of the Sellers and the Shareholders under this Agreement, unless waived in writing by LSI, or from any misrepresentation in or omission from any certificate, schedule, document or instrument furnished to LSI pursuant to this Agreement;

(b) any and all damages, losses, deficiencies, Liabilities, costs and expenses incurred or suffered by any Indemnified LSI Party that result from, relate to or arise out of any claim that the Sellers have or that the Company has or is infringing upon, misappropriating, or otherwise coming into conflict with, any Intellectual Property rights of third parties as a result of the Seller’s past operation of the Business or the Company’s continued operation of the Business as presently conducted and, as of the Closing Date, proposed by the Sellers or the Shareholders to be conducted after the Closing Date;

(c) any and all damages, losses, deficiencies, Liabilities, costs and expenses incurred or suffered by any Indemnified LSI Party or the Company that result from, relate to or arise out of any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of the Sellers and the Shareholders under the Reorganization Documents, or from any misrepresentation in or omission from any certificate, schedule, document or instrument furnished to LSI pursuant to this Reorganization Documents;

(d) any and all damages, losses, deficiencies, Liabilities, costs and expenses incurred or suffered by any Indemnified LSI Party or the Company that result from, relate to or arise out of the facts or circumstances set forth on Schedule 3.9; and

(e) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to the foregoing or to the enforcement of this Section 9.1;

provided however, that neither the Shareholders nor the Sellers shall have any obligation to indemnify any Indemnified LSI Party under this Agreement for an aggregate amount (for the total of all claims) in excess of 50% of the Purchase Price Value except to the extent such claim arises out of or relates to (i) fraud or any intentional breach of the representations or warranties under this Agreement or the Reorganization Documents; or (ii) any covenant or agreement contained in this Agreement or the Reorganization Documents in which case there shall be no limitation on the amount for which the Shareholders and Sellers shall be obligated; provided further, that neither the Shareholders nor the Sellers shall have any obligation to indemnify any Indemnified LSI Parties under this Agreement after September 30, 2006 for an aggregate amount (for the total of all claims) in excess of 25% of the Purchase Price Value plus the amount arising from or related to the facts or circumstances specified in any Claims Notice (subject to the aforesaid 50% limitation) which has been delivered to the Sellers prior to September 30, 2006, except to the extent any such claim arises out of or relates to (i) fraud or any intentional breach of the representations or warranties under this Agreement or the Reorganization Documents; or (ii) any covenant or agreement contained in this Agreement or the Reorganization Documents in which case there shall be no limitation on the amount to which the Shareholders and Sellers shall be obligated. Notwithstanding anything in the foregoing provisos to the contrary, the Shareholders and the Sellers shall be liable for an amount equal to the Escrow Fund held by the Escrow Agent pursuant to the terms of the Escrow Agreement for any Claims Notice delivered with respect to any matter governed by Sections 9.1(b) or 9.1(e)(to the extent applicable to Section 9.1(b)) of this Agreement at the time such Claims Notice is delivered to the Sellers or the Shareholders. The parties acknowledge that to the extent any Indemnified LSI Party is entitled to indemnification by the penultimate sentence of this Section 9.1 exceeds the amount to which such Indemnified LSI Party otherwise would be entitled under this Agreement, such indemnification shall only be enforceable by disbursement of that portion of the Escrow Fund to which such Indemnified LSI Party is entitled pursuant to the terms of the Escrow Agreement.

Section 9.2 General Indemnification Obligation of LSI. LSI will reimburse, indemnify and hold harmless the Shareholders and the Sellers, their officers, directors, employees, agents and successors or assigns (each an “Indemnified Sellers Party”) against and in respect of:

(a) any and all damages, losses, deficiencies, Liabilities, costs and expenses incurred or suffered by any Indemnified Sellers Party that result from, relate to or arise out of any misrepresentation, breach of warranty or, non-fulfillment of any agreement or covenant on the part of LSI under this Agreement, unless waived by the Shareholders and the Sellers, or from any misrepresentation in or omission from any certificate, schedule, document or instrument furnished to the Shareholders or Sellers pursuant to this Agreement;

(b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.2;

provided however, that LSI shall not have any obligation to indemnify any Indemnified Seller Parties under this Agreement for an aggregate amount (for the total of all claims) in excess of 50% of the Purchase Price Value except to the extent any such amount arises out of or relates to (i) fraud or any intentional breach of the representations or warranties under this Agreement or (ii) any covenant or agreement contained herein in which case there shall be no limitation on the amount to which LSI shall be obligated; provided further, that LSI shall have any obligation to indemnify any Indemnified Seller Parties under this Agreement after September 30, 2006 for an aggregate amount (for the total of all claims) in excess of 25% of the Purchase Price Value plus the amount arising from or related to the facts or circumstances specified in any Claims Notice (subject to the aforesaid 50% limitation) which has been delivered to LSI prior to September 30, 2006, except to the extent any such claim arises out of or relates to (i) fraud or any intentional breach of the representations or warranties under this Agreement or (ii) any covenant or agreement contained herein in which case there shall be no limitation on the amount to which LSI shall be obligated.

Section 9.3 Third Party Claims - Indemnification.

(a) If any claim or demand for which the Shareholders or Sellers would be liable to an Indemnified LSI Party hereunder is asserted against or sought to be collected from an Indemnified LSI Party by a third party, the Indemnified LSI Party shall promptly notify the Shareholders and the Sellers of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”). The Shareholders and the Sellers shall have ten days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified LSI Party, (i) whether or not it disputes its liability to the Indemnified LSI Party hereunder with respect to such claim or demand and (ii) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified LSI Party against such claims or demand.

(b) If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Shareholders and the Sellers will have the right at their expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified LSI Party. The Indemnified LSI Party shall have the right to participate, at their own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified LSI Party, which consent shall not be unreasonably withheld.

(c) In the event an Indemnified LSI Party should have a claim against the Shareholders or Sellers hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified LSI Party shall promptly send a Claim Notice with respect to such claim to the Shareholders and Sellers. If the Shareholders and Sellers do not notify the Indemnified LSI Party within the Notice Period that they dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Shareholders and Sellers hereunder.

Section 9.4 Provisions Regarding Indemnity.

(a) None of the Indemnified LSI Parties nor the Indemnified Seller Parties will have a right to indemnification under this Agreement and under the Reorganization Documents unless and until the aggregate indemnifiable amount to which all such parties shall be entitled to exceed $100,000 (the “Basket”), at which time the indemnifying party shall be responsible for the entire amount for which it otherwise would have been responsible beginning at dollar one and not just the amount in excess of the Basket.

(b) The amounts for which the Shareholders or Sellers shall be liable under Sections 9.1 and 9.2 of this Agreement shall be net of any insurance proceeds received by the Indemnified LSI Party (retroactively, if necessary) in connection with the facts giving rise to the right of indemnification.

All claims for indemnification by an Indemnified Sellers Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place “Indemnified Sellers Party” for “Indemnified LSI Party” and variations thereof and “LSI” for “Sellers and/or Shareholders”.

Section 9.5 Payment. Upon the determination of the liability under Article IX hereof and after exhaustion of insurance coverage as required by Section 9.4, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. All amounts owed under this Article IX by the Sellers or Shareholders to LSI shall first be satisfied by any amounts held by the Escrow Agent under the Escrow Agreement to the extent available. To the extent the estimated amount set forth in a Claim Notice exceeds the amount then held in escrow LSI may seek indemnification against any Seller or Shareholder. If the Indemnified LSI Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party’s obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other Person, to setoff the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement or otherwise. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified LSI Party against any Person with respect to the subject matter of such claim.

ARTICLE X

MISCELLANEOUS

Section 10.1 Payment of Repayable Debt. Promptly upon Closing, LSI shall cause to be paid to the National Bank of Canada an amount equal to the Bank Debt outstanding as of the Closing and, as directed by Saco, to the applicable Affiliate of Saco, the Related Party Debt.

Section 10.2 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other instruments or papers as may be required to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement.

Section 10.3 Access to Information. Upon reasonable notice, the Shareholders and the Sellers shall and shall cause such party’s officers, directors, employees, agents, representatives, accountants and counsel to afford the officers, employees, agents, representatives, accountants, counsel and lenders of LSI and the Company such audited and unaudited financial statements and any other financial or other information available to such parties and which is reasonably necessary for LSI’s compliance with its legal obligations, the financing of the transactions contemplated by this Agreement or the operation of the Business.

Section 10.4 Press Releases. No party shall make any public statement or issue any press release concerning the transaction referenced herein without the prior approval of all other parties hereto, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will advise the other party prior to making the disclosure and afford the other party reasonable time to approve and comment upon the disclosure).

Section 10.5 Expenses. Except as otherwise provided in this Agreement, LSI, the Sellers and the Shareholders shall each pay their own expenses and Saco shall pay the expenses of the Company, incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby out of the proceeds received by Saco pursuant to the terms of this Agreement. To the extent any of the foregoing expenses have been paid by Saco prior to the Closing, Saco will promptly reimburse the Company for such expenses promptly after Closing.

Section 10.6 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

Section 10.7 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, (iii) sent by confirmed facsimile with the original to follow by first class mail, postage prepaid, (iv) sent by an internationally recognized overnight courier service with next day delivery guaranteed and delivery charges prepaid, as follows:

If to LSI, to:

LSI Industries Inc.

P.O. Box 42728

10000 Alliance Road

Cincinnati, Ohio 45242

Attention: Ronald S. Stowell

Facsimile No.: (513) 791-0813

With a required copy to:

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Attention: Paul V. Muething

Facsimile No.: (513) 579-6457

If to the Shareholders or the Sellers:

Fred Jalbout

260 Strathcona

Mont-Royal, QC

H3R 1E7

Facsimile No.: (514) 745-1299

and:

Bassam Jalbout

260 Strathcona

Mont-Royal, QC

H3R 1E7

Facsimile No.: (514) 745-1299

With a required copy to:

Davies Ward Phillips & Vineberg LLP

1501 McGill College Avenue, 26th Floor

Montréal QC Canada H3A 3N9

Attention: Denis Ferland

Facsimile No.: (514) 841-6499

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, mailed or received by facsimile transmission.

Section 10.8 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9 Schedules and Exhibits. Contemporaneously with the execution and delivery of this Agreement, the Shareholders and the Sellers have delivered the Disclosure Schedules to LSI. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. All capitalized terms used in any Exhibit to this Agreement or in the Schedule shall have the definitions specified in this Agreement.

Section 10.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 10.11 Governing Language. The parties hereto acknowledge that they have requested this Agreement and all related documents to be drawn up in the English language. Les parties aux présentes reconnaissent qu’elles ont exigé que la présente convention et tout document s’y rattachant soient rédigés en anglais. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

Section 10.12 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

Section 10.13 Entire Agreement. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, including the Employment Agreements, the Lease Agreement, the Registration Rights Agreement and the Non-Disclosure Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. Such agreements, documents and instruments supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 10.14 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by each of the parties hereto. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of each of the parties hereto.

Section 10.15 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, except by LSI to any of its Affiliates or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their successors and permitted assigns and their respective, executors, heirs, legal representatives. The parties expressly acknowledge and agree that LSI may designate one or more of its Affiliates to acquire the Purchased Shares or portion of the Purchased Shares, provided however, LSI shall continue to remain responsible for its obligations under Article IX.

Section 10.16 Exclusive Benefits. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement, on any persons other than the parties hereto and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

Section 10.17 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto, under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

Section 10.18 Construction. This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.

Section 10.19 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions.

Section 10.20 Submission to Jurisdiction; Waiver. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its, his or her executors, heirs, legal representatives, successors or permitted assigns may be brought and determined in any federal or state court located in New York, New York, and each of the parties hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suite, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.21 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED OR DELIVERED PURSUANT TO THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OF ACTION RELATED HERETO OR THERETO.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement on the date first written.

LSI INDUSTRIES INC.

By:	/s/ Ronald S. Stowell
Name:	Ronald S. Stowell
Title:	Vice President, Chief Financial Officer
and Treasurer

SACO TECHNOLOGIES INC.

By:	/s/ Fred Jalbout
Name:	Fred Jalbout
Title:	President

3970957 CANADA, INC.

By:	/s/ Fred Jalbout
Name:	Fred Jalbout
Title:	President

JALBOUT HOLDINGS INC.

By:	/s/ Fred Jalbout
Name:	Fred Jalbout
Title:	President

4349466 CANADA INC.

By:	/s/ Fred Jalbout
Name:	Fred Jalbout
Title:	President

/s/ FRED JALBOUT FRED JALBOUT

/s/ BASSAM JALBOUT BASSAM JALBOUT